EXHIBIT 3.9

                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                        FILED 1:52 PM 10/29/2003
                                                        SRV 030694765 - 3237078

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

FIRST: The Board of Directors of Take-4, Inc. adopted the following resolution setting forth a proposed amendment of this corporation's Certificate of
Incorporation:

RESOLVED, that the text of the Article numbered 1 of the Certificate of Incorporation of the corporation shall be deleted and replace with the following:

The Name of this Delaware corporation is Yukon Gold Corporation, Inc.

SECOND: Pursuant to the resolution of the Board of Directors, the stockholders of this corporation voted in favor of the amendment at a special meeting of stockholders at which the necessary number of shares required by statute voted in favor of the amendment.

THIRD: The amendment set forth in the Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 if the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the undersigned authorized officer of this corporation on the date shown below.

Take-4, Inc.

By:      s/s J. Paul Hines
         --------------------
Name:    J. Paul Hines
Title:   President
Date:    October 27, 2003